Exhibit 99.1

FOR IMMEDIATE RELEASE
May 3, 2017

CONTACT:
Investors -     (301) 968-9220
Media -     (301) 968-9215

MTGE INVESTMENT CORP.
ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS
Bethesda, MD - May 3, 2017 - MTGE Investment Corp. (“MTGE” or the “Company”) (Nasdaq: MTGE) today announced financial results for the quarter ended March 31, 2017.
FIRST QUARTER 2017 FINANCIAL HIGHLIGHTS

•	$0.82 net income per common share

◦	Includes all realized and unrealized gains and losses on investment and hedging portfolios

•	$0.49 net spread and dollar roll income per common share, excluding estimated “catch-up” premium amortization, compared to $0.50 per common share for the previous quarter (1)

◦
Includes $0.16 per common share of estimated dollar roll income associated with the Company's $1.4 billion average net long position in forward purchases and sales of agency mortgage-backed securities (“MBS”) in the “to-be-announced” (“TBA”) market

◦	Excludes $(0.01) per common share of estimated “catch-up” premium amortization expense due to change in projected constant prepayment rate (“CPR”) estimates

◦	Excludes $0.03 per common share of cash contribution from healthcare investments, before depreciation of real estate assets

◦	Excludes $(0.05) per common share of net servicing loss

•	$0.45 dividend per common share

•	$19.54 net book value per common share as of March 31, 2017

◦	Increased $0.37 per common share, or 1.9%, from $19.17 as of December 31, 2016

•	4.3% economic return on common equity for the quarter

◦	Comprised of $0.45 dividend and $0.37 increase in net book value per common share

ADDITIONAL FIRST QUARTER 2017 HIGHLIGHTS

•	$6.1 billion investment portfolio as of March 31, 2017

◦	$3.0 billion agency securities

◦	$2.1 billion net long TBA

◦	$0.9 billion non-agency securities

◦	$0.1 billion healthcare real estate investments

•	5.9x “at risk” leverage on agency and non-agency securities as of March 31, 2017, compared to 4.8x as of December 31, 2016

◦	3.6x excluding net long TBA mortgage position as of March 31, 2017

MTGE Investment Corp.
May 3, 2017

•	8.5% projected life CPR for agency securities as of March 31, 2017

◦	9.2% agency securities CPR for the quarter

•	2.05% annualized net interest rate spread and dollar roll income for the quarter, excluding estimated “catch-up” premium amortization

◦	Excludes 5 bps of “catch-up” premium amortization expense

◦	A decrease from 2.13% for the prior quarter, excluding 34 bps of “catch-up” premium amortization benefit

MANAGEMENT REMARKS

“In sharp contrast to the volatility experienced following the U.S. presidential election, fixed income markets were relatively stable in the first quarter of 2017,” commented Gary Kain, the Company's Chief Executive Officer, President and Chief Investment Officer.  “Investors continued to favor higher risk assets during the quarter, as evidenced by the strong performance of U.S. equities and the further tightening in spreads associated with a wide range of credit-sensitive fixed income assets, including credit risk transfer and legacy non-agency securities. Against this favorable backdrop, MTGE generated strong economic returns for the quarter.

“The performance of agency MBS, however, was negatively impacted by growing concerns related to the potential tapering of the Federal Reserve’s reinvestment program. Based upon the spread widening that occurred over the last several quarters, we believe current agency MBS valuations largely reflect the market’s consensus expectation that the Federal Reserve will gradually taper its purchases of agency MBS beginning sometime in late 2017 or early 2018. Additionally, the funding picture for agency MBS continues to improve, which, when combined with wider spreads and reduced interest rate volatility, improves the projected returns for new investments.

“While the strong performance of legacy non-agency securities and CRT benefited our net asset value during the quarter, projected returns in this space have correspondingly declined despite very favorable housing fundamentals. As such, we have allocated incremental capital to agency MBS and healthcare investments, reduced our capital allocated to non-agency securities, and disposed of our remaining MSR. We expect our senior living and healthcare assets to benefit from positive underlying fundamentals, as well as long term, fixed rate GSE and HUD financing.”

“We are very pleased with our performance this quarter, as the actions that we have taken over the last several quarters are beginning to benefit shareholders,” said Peter Federico, Executive Vice President and Chief Financial Officer. “For the quarter, MTGE generated a very strong economic return of 4.3% on common equity, comprised of a 1.9% improvement in our net asset value and our $0.45 per share common dividend, which we increased from $0.40 last quarter as a result of our positive view of MTGE’s earnings profile.”

NET BOOK VALUE

As of March 31, 2017, the Company's net book value per common share was $19.54, an increase of $0.37 per common share, or 1.9% from its December 31, 2016 net book value per common share of $19.17. The increase in the Company's net book value per common share was primarily due to net fair value gains on non-agency securities during the quarter.

MTGE Investment Corp.
May 3, 2017

INVESTMENT PORTFOLIO

As of March 31, 2017, the Company's investment portfolio included $3.0 billion of agency MBS, $2.1 billion of net long TBA positions, $0.9 billion of non-agency securities and $0.1 billion of healthcare real estate investments.

As of March 31, 2017, the Company's fixed rate agency investments were comprised of $0.5 billion 15 year MBS, $0.1 billion 20 year MBS, $2.3 billion 30 year MBS, $0.2 billion net long 15 year TBA securities and $1.8 billion net long 30 year TBA securities. As of March 31, 2017, 15 year fixed rate investments represented 14% of the Company's agency investment portfolio, a decrease from 21% as of December 31, 2016, and 30 year fixed rate investments represented 81% of the Company's agency portfolio, an increase from 72% as of December 31, 2016.

As of March 31, 2017, the Company's net long TBA mortgage portfolio had a fair value and cost basis of approximately $2.1 billion, with a net carrying value of $11.0 million reported in derivative assets/(liabilities) on the Company's consolidated balance sheet. The Company accounts for TBA securities as derivative instruments and recognizes dollar roll income and other realized and unrealized gains and losses on TBA securities in other gains (losses), net on the Company's consolidated statements of operations.

As of March 31, 2017, the Company's agency fixed rate assets, inclusive of the net long TBA position, had a weighted average coupon of 3.56%, up from 3.47% at December 31, 2016, comprised of the following weighted average coupons:

•	3.11% for 15 year securities;

•	3.29% for 20 year securities; and

•	3.65% for 30 year securities.

As of March 31, 2017, the Company's $0.9 billion non-agency portfolio was comprised of approximately 34% Alt-A, 32% credit risk transfer, 15% prime, 11% option ARM, 6% subprime and 2% commercial mortgage backed securities (“CMBS”).

CONSTANT PREPAYMENT RATES

The CPR for the Company's agency portfolio during the first quarter of 2017 was 9.2%, down from 12.8% during the fourth quarter. The weighted average projected CPR for the remaining life of the Company's agency securities held as of March 31, 2017 was 8.5%, compared to 8.1% as of December 31, 2016.

The Company amortizes and accretes premiums and discounts associated with purchases of agency securities into interest income over the estimated life of such securities based on actual and projected CPRs using the effective yield method. As such, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact on the Company's agency asset yields.

The weighted average cost basis of the Company's agency securities was 105.2% of par and the unamortized agency net premium was $149.4 million as of March 31, 2017. The amortization of premiums (net of any accretion of discounts) on the agency portfolio for the quarter was $(5.5) million, which includes “catch-up” premium amortization expense of $(0.6) million due to changes in the Company's projected CPR estimates

MTGE Investment Corp.
May 3, 2017

for securities acquired prior to the first quarter. This compares to net premium amortization cost for the prior quarter of $(1.1) million including a “catch-up” premium amortization benefit of $4.3 million.

NON-AGENCY ACCRETION INCOME
The weighted average cost basis of the Company's non-agency portfolio was 84.7% of par as of March 31, 2017. Accretion income on the non-agency portfolio for the quarter was $6.8 million. The total net discount remaining was $158.8 million as of March 31, 2017, with $91.4 million designated as credit reserves.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
The Company's average annualized net interest rate spread on its balance sheet and dollar roll funded securities for the first quarter was 2.00% compared to 2.47% in the fourth quarter. Excluding estimated “catch-up” premium amortization due to changes in projected CPR, the Company's average annualized net interest rate spread was 2.05% for the first quarter, compared to 2.13% in the fourth quarter.
The Company's average agency and non-agency securities asset yield excluding TBAs was 3.56% for the first quarter, compared to 3.90% for the fourth quarter and 3.60% as of March 31, 2017, down 10 bps from 3.70% as of December 31, 2016.
The Company's average cost of funds was 1.67% for the first quarter, compared to 1.41% for the fourth quarter. The Company's average cost of funds includes the cost of repurchase agreements, Federal Home Loan Bank (“FHLB”) advances and effective interest rate swaps (including those used to hedge the Company's dollar roll funded assets) measured against the Company's daily weighted average repurchase agreement and FHLB advance balances outstanding. The Company's average cost of funds as of March 31, 2017 was 1.55%, compared to 1.62% as of December 31, 2016.
The Company recognized $0.49 per common share of net spread and dollar roll income excluding “catch-up” premium amortization (a non-GAAP financial measure) for the first quarter, compared to $0.50 for the prior quarter. Net spread and dollar roll income for the first quarter included $0.16 per common share of dollar roll income, compared to $0.14 for the prior quarter. A reconciliation of the Company's net interest income to net spread and dollar roll income and additional information regarding the Company's use of non-GAAP measures are included later in this release.

LEVERAGE
The Company uses repurchase agreements to fund purchases of agency and non-agency securities. Including TBA securities, the Company's “at risk” leverage ratio for agency and non-agency securities was 5.9x as of March 31, 2017 and averaged 5.1x during the first quarter.
The $3.2 billion borrowed under repurchase agreements as of March 31, 2017 had remaining maturities consisting of:

•	$2.1 billion of one month or less;

•	$0.5 billion between one and two months;

•	$0.3 billion between two and three months;

•	$0.1 billion between three and twelve months; and

•	$0.3 billion greater than twelve months.
As of March 31, 2017, the Company's agency and non-agency repurchase agreements had an average of 104 days remaining to maturity, down from 125 days as of December 31, 2016.
The Company's FHLB advances matured in February 2017, coinciding with the termination of the Company's captive insurance subsidiary's FHLB membership.

MTGE Investment Corp.
May 3, 2017

HEDGING ACTIVITIES
As of March 31, 2017, 84% of the Company's combined funding and net TBA balance was hedged through a combination of interest rate swaps, interest rate swaptions and U.S. Treasury securities, down 2% from December 31, 2016.
The Company's interest rate swap positions as of March 31, 2017 totaled $3.0 billion in notional amount, with a weighted average fixed pay rate of 1.37%, a weighted average receive rate of 1.06% and a weighted average maturity of 3.1 years. The Company enters into interest rate swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential.
The Company utilizes interest rate swaptions to mitigate the Company's exposure to larger, more rapid increases in interest rates. As of March 31, 2017, the Company held payer swaption contracts with a total notional amount of $150.0 million and a weighted average expiration of 2.6 years. These swaptions have an underlying weighted average interest rate swap term of 5.5 years and a weighted average pay rate of 3.14% as of March 31, 2017.
The Company held a $(1.3) billion net short position in U.S. Treasury securities as of March 31, 2017.

SERVICING
During the first quarter, our servicing subsidiary Residential Credit Solutions (“RCS”) sold its remaining MSR and recorded $2.6 million in servicing revenues and $5.0 million in servicing expense, which included $1.1 million in realization of cash flows on MSR and $0.6 million in expense related to the MSR sale transaction.

HEALTHCARE REAL ESTATE INVESTMENTS

The Company's wholly owned subsidiary, Capital Healthcare Investments, LLC (“CHI”), held real estate assets of $121 million, financed with $86 million of secured notes payable with a weighted average interest rate of 3.72% as of March 31, 2017. During the first quarter, CHI acquired $27 million in additional real estate assets and recorded lease and rental revenues of $3.3 million and expenses of $2.1 million, before $0.6 million of depreciation of real estate assets.

The Company's real estate assets are accounted for at historical cost, net of accumulated depreciation, as applicable.

OTHER GAINS (LOSSES), NET
The Company has elected to record all agency and non-agency securities at fair value with all changes in fair value recorded in current GAAP earnings as other gains (losses). In addition, the Company has not designated any derivatives as hedges for GAAP accounting purposes and therefore all changes in the fair value of derivatives are recorded in current GAAP earnings as other gains (losses).
During the first quarter, the Company recorded $22.1 million in other gains (losses), net, or $0.48 per common share. Other gains (losses), net, for the quarter are comprised of:

•	$12.5 million of net realized gain on agency and non-agency securities;

•	$(0.1) million of net unrealized loss on agency securities;

•	$13.0 million of net unrealized gain on non-agency securities;

MTGE Investment Corp.
May 3, 2017

•	$(2.7) million of net realized loss on periodic settlements of interest rate swaps;

•	$2.2 million of net realized gain on other derivatives and securities; and

•	$(2.8) million of net unrealized loss on other derivatives and securities.

FIRST QUARTER 2017 DIVIDEND DECLARATION
On March 16, 2017, the Board of Directors of the Company declared a first quarter dividend on its common stock of $0.45 per share, which was paid on April 27, 2017 to common stockholders of record as of March 31, 2017. Since its August 2011 initial public offering, the Company has declared and paid a total of $602.1 million in common stock dividends, or $14.10 per common share.

On March 16, 2017, the Board of Directors of the Company declared a first quarter dividend on its 8.125% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) of $0.5078125 per share. The dividend was paid on April 17, 2017 to preferred stockholders of record as of April 1, 2017. Since the May 2014 Series A Preferred Stock offering, the Company has declared and paid a total of $12.8 million in Series A Preferred Stock dividends, or $5.8849875 per share.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following tables include certain measures of operating performance, such as net spread income and estimated taxable income, which are non-GAAP financial measures. Please refer to “Use of Non-GAAP Financial Information” later in this release for further discussion of non-GAAP measures.

MTGE Investment Corp.
May 3, 2017

MTGE INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Assets:
Agency securities, at fair value	$2,997,725	$2,803,168	$2,952,851	$3,460,643	$3,298,466
Non-agency securities, at fair value	948,495	1,134,469	1,285,266	1,261,640	1,254,709
U.S. Treasury securities, at fair value	—	20,209	4,995	33,525	—
Land	7,374	5,646	4,383	4,383	—
Buildings, furniture, fixtures and equipment, net of accumulated depreciation	105,915	81,780	59,492	59,931	—
Cash and cash equivalents	130,084	123,640	122,872	109,149	130,750
Restricted cash	34,442	13,005	44,608	97,385	85,503
Interest receivable	10,593	9,767	10,006	10,534	11,038
Derivative assets, at fair value	15,995	29,048	6,583	9,624	5,073
Receivable for securities sold	5,748	—	158,024	—	4,595
Receivable under reverse repurchase agreements	1,335,057	487,469	166,542	51,156	14,615
Mortgage servicing rights, at fair value	—	49,776	50,535	53,321	59,930
Other assets	27,754	39,178	42,656	41,942	45,464
Total assets	$5,619,182	$4,797,155	$4,908,813	$5,193,233	$4,910,143
Liabilities:
Repurchase agreements	$3,185,134	$2,970,816	$3,284,942	$3,302,343	$3,571,059
Federal Home Loan Bank advances	—	273,700	273,700	273,700	273,700
Notes payable	86,208	66,527	49,221	49,300	—
Payable for securities purchased	21,837	—	76,006	442,943	18,085
Derivative liabilities, at fair value	6,678	27,820	23,414	83,751	78,001
Dividend payable	21,726	19,436	19,436	19,436	19,421
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	1,321,843	474,935	166,327	51,128	—
Accounts payable and other accrued liabilities	25,613	30,876	19,129	23,610	24,272
Total liabilities	4,669,039	3,864,110	3,912,175	4,246,211	3,984,538
Stockholders' equity:
Redeemable preferred stock - aggregate liquidation preference of $55,000	53,039	53,039	53,039	53,039	53,039
Common stock, $0.01 par value; 300,000 shares authorized, 45,798, 45,798, 45,798, 45,798, and 45,759 issued and outstanding, respectively	458	458	458	458	458
Additional paid-in capital	1,122,527	1,122,493	1,122,459	1,122,425	1,122,026
Retained deficit	(226,187)	(243,260)	(179,640)	(229,222)	(249,918)
Total MTGE Investment Corp. stockholders' equity	949,837	932,730	996,316	946,700	925,605
Noncontrolling interests	306	315	322	322	—
Total stockholders' equity	950,143	933,045	996,638	947,022	925,605
Total liabilities and stockholders' equity	$5,619,182	$4,797,155	$4,908,813	$5,193,233	$4,910,143

Net book value per common share	$19.54	$19.17	$20.55	$19.47	$19.03

MTGE Investment Corp.
May 3, 2017

MTGE INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Interest income:
Agency securities	$17,901	$23,094	$19,028	$18,303	$17,373
Non-agency securities	15,696	16,261	16,410	16,986	19,734
Other	160	98	153	165	165
Interest expense	(10,165)	(10,144)	(10,082)	(9,576)	(9,780)
Net interest income	23,592	29,309	25,509	25,878	27,492
Servicing:
Servicing income	2,558	3,589	3,904	4,166	9,649
Servicing expense	(4,985)	(4,750)	(6,394)	(9,949)	(17,905)
Net servicing loss	(2,427)	(1,161)	(2,490)	(5,783)	(8,256)
Healthcare:
Healthcare real estate income	3,315	2,721	2,424	914	—
Healthcare real estate expense	(2,653)	(2,223)	(2,074)	(1,103)	—
Net healthcare income (loss)	662	498	350	(189)	—
Other gains (losses), net:
Realized gain (loss) on agency securities, net	(212)	(5,226)	5,913	2,668	420
Realized gain (loss) on non-agency securities, net	12,714	3,182	756	3,644	(1,635)
Realized loss on periodic settlements of interest rate swaps, net	(2,660)	(1,935)	(2,041)	(2,531)	(3,830)
Realized gain (loss) on other derivatives and securities, net	2,167	(9,930)	(40,483)	(9,724)	(36,572)
Unrealized gain (loss) on agency securities, net	(115)	(84,460)	(5,228)	25,098	49,880
Unrealized gain (loss) on non-agency securities, net	13,014	2,555	33,462	15,854	(11,324)
Unrealized gain (loss) on other derivatives and securities, net	(2,839)	30,396	58,563	(3,290)	(22,280)
Gain (loss) on mortgage servicing rights	—	2,007	62	(3,788)	(9,027)
Impairment of intangible assets	—	(5,000)	—	—	—
Total other gains (losses), net	22,069	(68,411)	51,004	27,931	(34,368)
Expenses:
Management fees	3,376	3,510	3,525	3,659	3,815
General and administrative expenses	1,719	1,651	1,794	3,771	2,042
Total expenses	5,095	5,161	5,319	7,430	5,857
Income (loss) before tax	38,801	(44,926)	69,054	40,407	(20,989)
Benefit from (provision for) excise and income tax, net	—	745	(31)	(281)	(308)
Net income (loss)	38,801	(44,181)	69,023	40,126	(21,297)
Dividend on preferred stock	(1,117)	(1,117)	(1,117)	(1,117)	(1,117)
Net (income) loss attributable to noncontrolling interests	(2)	(3)	(5)	6	—
Net income (loss) available to common stockholders	$37,682	$(45,301)	$67,901	$39,015	$(22,414)

Net income (loss) per common share - basic and diluted	$0.82	$(0.99)	$1.48	$0.85	$(0.48)

MTGE Investment Corp.
May 3, 2017

Weighted average number of common shares outstanding - basic	45,798	45,798	45,798	45,777	46,651
Weighted average number of common shares outstanding - diluted	45,806	45,803	45,801	45,778	46,666

Dividends declared per common share	$0.45	$0.40	$0.40	$0.40	$0.40

MTGE Investment Corp.
May 3, 2017

MTGE INVESTMENT CORP.
RECONCILIATIONS OF GAAP NET INTEREST INCOME TO NET SPREAD AND DOLLAR ROLL INCOME (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Interest income:
Agency securities	$17,901	$23,094	$19,028	$18,303	$17,373
Non-agency securities and other	15,856	16,359	16,563	17,151	19,899
Interest expense	(10,165)	(10,144)	(10,082)	(9,576)	(9,780)
Net interest income	23,592	29,309	25,509	25,878	27,492
Dividends from REIT equity securities	—	—	—	—	244
Realized loss on periodic settlements of interest rate swaps, net	(2,660)	(1,935)	(2,041)	(2,531)	(3,830)
Dollar roll income	7,271	6,185	4,231	2,560	136
Adjusted net interest and dollar roll income	28,203	33,559	27,699	25,907	24,042
Operating expenses (2)	(5,095)	(5,161)	(5,319)	(7,430)	(5,857)
Less: non-recurring costs	—	—	—	1,745	—
Net spread and dollar roll income	23,108	28,398	22,380	20,222	18,185
Dividend on preferred stock	(1,117)	(1,117)	(1,117)	(1,117)	(1,117)
Net spread and dollar roll income available to common stockholders	21,991	27,281	21,263	19,105	17,068
Estimated “catch-up” premium amortization cost (benefit) due to change in CPR forecast	645	(4,349)	674	2,067	3,532
Net spread and dollar roll income, excluding “catch-up” premium amortization, available to common stockholders	$22,636	$22,932	$21,937	$21,172	$20,600

Weighted average number of common shares outstanding - basic	45,798	45,798	45,798	45,777	46,651
Weighted average number of common shares outstanding - diluted	45,806	45,803	45,801	45,778	46,666

Net spread and dollar roll income per common share- basic and diluted	$0.48	$0.60	$0.46	$0.42	$0.37
Net spread and dollar roll income, excluding “catch up” amortization per common share- basic and diluted	$0.49	$0.50	$0.48	$0.46	$0.44

MTGE Investment Corp.
May 3, 2017

MTGE INVESTMENT CORP.
RECONCILIATIONS OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net income (loss)	$38,801	$(44,181)	$69,023	$40,126	$(21,297)
Estimated book to tax differences:
Unrealized (gains) and losses, net
Agency securities	115	84,460	5,228	(25,098)	(49,880)
Non-agency securities	(13,014)	(2,555)	(33,462)	(15,854)	11,324
Derivatives and other securities	2,839	(32,403)	(58,625)	7,078	31,307
Amortization / accretion	(1,174)	(5,011)	(173)	67	1,244
Capital losses (gains), net (3)	13,716	(46)	(8,415)	(12,015)	11,868
Other realized losses (gains), net	(37,324)	5,292	37,097	12,776	24,147
Taxable REIT subsidiary loss and other	2,427	5,201	2,516	6,070	8,565
Total book to tax difference	(32,415)	54,938	(55,834)	(26,976)	38,575
Estimated taxable income	6,386	10,757	13,189	13,150	17,278
Dividend on preferred stock	(1,117)	(1,117)	(1,117)	(1,117)	(1,117)
Estimated taxable income available to common stockholders	$5,269	$9,640	$12,072	$12,033	$16,161

Weighted average number of common shares outstanding - basic	45,798	45,798	45,798	45,777	46,651
Weighted average number of common shares outstanding - diluted	45,806	45,803	45,801	45,778	46,666

Net estimated taxable income per common share - basic and diluted	$0.12	$0.21	$0.26	$0.26	$0.35
Estimated cumulative undistributed REIT taxable income per common share	$(0.82)	$(0.48)	$(0.29)	$(0.16)	$(0.02)

Beginning cumulative non-deductible capital losses	$118,347	$118,393	$126,808	$138,823	$126,955
Current period net capital loss (gain)	13,716	(46)	(8,415)	(12,015)	11,868
Ending cumulative non-deductible capital losses	$132,063	$118,347	$118,393	$126,808	$138,823
Ending cumulative non-deductible capital losses per common share	$2.88	$2.58	$2.59	$2.77	$3.03

MTGE Investment Corp.
May 3, 2017

MTGE INVESTMENT CORP.
KEY PORTFOLIO STATISTICS (1)(4)
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Ending agency securities, at fair value	$2,997,725	$2,803,168	$2,952,851	$3,460,643	$3,298,466
Ending agency securities, at cost	$3,031,237	$2,836,564	$2,901,788	$3,404,351	$3,267,272
Ending agency securities, at par	$2,881,851	$2,703,884	$2,754,915	$3,239,547	$3,108,935
Average agency securities, at cost	$2,762,718	$2,855,389	$3,043,411	$3,055,384	$3,162,358
Average agency securities, at par	$2,629,607	$2,712,249	$2,891,174	$2,909,043	$3,006,552

Ending non-agency securities, at fair value	$948,495	$1,134,469	$1,285,266	$1,261,640	$1,254,709
Ending non-agency securities, at cost	$880,376	$1,079,363	$1,232,716	$1,242,552	$1,251,474
Ending non-agency securities, at par	$1,039,185	$1,265,040	$1,431,032	$1,436,821	$1,452,195
Average non-agency securities, at cost	$1,009,041	$1,179,225	$1,249,631	$1,245,787	$1,395,485
Average non-agency securities, at par	$1,187,097	$1,372,229	$1,448,546	$1,442,535	$1,604,823

Net TBA portfolio - as of period end, at fair value	$2,081,093	$900,316	$1,209,459	$295,332	$200,324
Net TBA portfolio - as of period end, at cost	$2,070,072	$918,805	$1,205,003	$287,515	$197,430
Average net TBA portfolio, at cost	$1,366,814	$1,104,722	$704,098	$459,956	$(24,544)

Average total assets, at fair value	$5,044,712	$4,817,780	$4,924,603	$4,858,429	$5,189,108
Average agency and non-agency repurchase agreements and advances	$3,117,397	$3,403,590	$3,682,233	$3,692,354	$3,933,580
Average stockholders' equity (5)	$946,266	$965,970	$980,655	$948,439	$950,181

Average coupon	3.38%	3.35%	3.34%	3.34%	3.31%
Average asset yield	3.56%	3.90%	3.30%	3.28%	3.26%
Average cost of funds (6)	1.67%	1.41%	1.30%	1.31%	1.39%
Average net interest rate spread	1.89%	2.49%	2.00%	1.97%	1.87%
Average net interest rate spread, including TBA dollar roll (7)	2.00%	2.47%	2.06%	1.99%	1.90%
Average net interest rate spread, including TBA dollar roll, excluding estimated “catch-up” premium amortization	2.05%	2.13%	2.12%	2.17%	2.21%
Average coupon as of period end	3.54%	3.35%	3.31%	3.32%	3.33%
Average asset yield as of period end	3.60%	3.70%	3.47%	3.38%	3.43%
Average cost of funds as of period end	1.55%	1.62%	1.30%	1.27%	1.32%
Average net interest rate spread as of period end	2.05%	2.08%	2.17%	2.11%	2.11%

MTGE Investment Corp.
May 3, 2017

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Average actual CPR for agency securities held during the period	9.2%	12.8%	13.0%	11.7%	8.0%
Average projected life CPR for agency securities as of period end	8.5%	8.1%	10.1%	10.1%	10.1%

Leverage - average during the period (8)	3.5x	3.8x	4.0x	4.2x	4.4x
Leverage - average during the period, including net TBA position	5.1x	5.0x	4.8x	4.7x	4.4x
Leverage - as of period end (9)	3.6x	3.7x	3.7x	4.5x	4.4x
Leverage - as of period end, including net TBA position	5.9x	4.8x	5.0x	4.9x	4.6x

Expenses % of average total assets - annualized	0.4%	0.4%	0.4%	0.6%	0.5%
Expenses % of average stockholders' equity - annualized	2.2%	2.2%	2.2%	3.2%	2.5%
Net book value per common share as of period end	$19.54	$19.17	$20.55	$19.47	$19.03
Dividends declared per common share	$0.45	$0.40	$0.40	$0.40	$0.40
Economic return (loss) on common equity - annualized	17.2%	(19.2)%	30.4%	17.8%	(4.7)%
————————

(1)	Represents a non-GAAP measure. Refer to “Use of Non-GAAP Financial Information” for additional discussion of non-GAAP financial measures.

(2)	Excludes expenses related to the Company's investment in RCS and healthcare real estate.

(3)	The Company's estimated taxable income excludes any net capital gains, which will be subtracted from the Company's net capital loss carryforwards from prior periods.

(4)	Average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.

(5)	Excluding the Company's investment in healthcare real estate, the average stockholder's equity for the first quarter was $882 million.

(6)	Average cost of funds includes periodic settlements of interest rate swaps and excludes U.S. Treasury repurchase agreements.

(7)	Estimated dollar roll income excludes the impact of other supplemental hedges and is recognized in gain (loss) on other derivatives and securities, net.

(8)
Leverage during the period was calculated by dividing the Company's daily weighted average agency and non-agency financing for the period by the Company's average month-ended stockholders' equity for the period less investments in RCS, REIT equity securities and healthcare real estate investments. Leverage excludes U.S. Treasury repurchase agreements.

(9)
Leverage at period end was calculated by dividing the sum of the amount outstanding under the Company's agency and non-agency financing and the net receivable/payable for unsettled securities at period end by the Company's stockholders' equity at period end less investments in RCS, REIT equity securities and healthcare real estate investments. Leverage excludes U.S. Treasury repurchase agreements.

STOCKHOLDER CALL
MTGE will hold a stockholder call and live audio webcast on May 4, 2017 at 8:30 am ET. Callers who do not plan on asking a question and have internet access are encouraged to utilize the free live webcast at www.MTGE.com. Those who plan on participating in the Q&A or do not have internet available may access the call by dialing (877) 503-6874 (U.S. domestic) or (412) 902-6600 (international). Please advise the operator you are dialing in for the MTGE Investment Corp. stockholder call.
A slide presentation will accompany the call and will be available at www.MTGE.com. Select the Q1 2017 Earnings Presentation link to download and print the presentation in advance of the stockholder call.
An archived audio of the stockholder call combined with the slide presentation will be available on the MTGE website after the call on May 4, 2017. In addition, there will be a phone recording available one hour after the live call on May 4, 2017 through May 18, 2017. Those who are interested in hearing the recording of the presentation can access it by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international), passcode 10105259.

MTGE Investment Corp.
May 3, 2017

For further information or questions, please contact Investor Relations at (301) 968-9220 or IR@MTGE.com.

ABOUT MTGE INVESTMENT CORP.

MTGE Investment Corp. is a real estate investment trust that invests in and manages a leveraged portfolio of agency mortgage investments, non-agency mortgage investments and other real estate-related investments. The Company is externally managed and advised by MTGE Management, LLC, an affiliate of AGNC Investment Corp. For further information, please refer to www.MTGE.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance or results. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of important factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, the receipt of regulatory approval or other closing conditions for a transaction, general economic conditions, market conditions, conditions in the market for agency and non-agency securities and mortgage related investments, and legislative and regulatory changes that could adversely affect the business of the Company. Certain important factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, the Company's results of operations discussed in this release include certain non-GAAP financial information, including “net spread and dollar roll income,” “net spread and dollar roll income, excluding ‘catch-up’ premium amortization,” “estimated taxable income” and the related per common share measures and certain financial metrics derived from such non-GAAP information, such as “cost of funds” and “net interest rate spread.”

“Net spread and dollar roll income” is measured as (i) net interest income (GAAP measure) adjusted to include other interest rate swap periodic costs, TBA dollar roll income and dividends on REIT equity securities (referred to as “adjusted net interest and dollar roll income”) less (ii) total operating expenses (GAAP measure) adjusted to exclude non-recurring transaction costs. “Net spread and dollar roll income, excluding “catch-up” premium amortization,” further excludes retrospective “catch-up” adjustments to premium amortization cost or benefit due to changes in projected CPR estimates.

By providing users of the Company's financial information with such measures in addition to the related GAAP measures, the Company believes users will have greater transparency into the information used by the Company's management in its financial and operational decision-making. The Company also believes it is important for users to consider information related to its current financial performance without the effects

MTGE Investment Corp.
May 3, 2017

of certain measures that are not necessarily indicative of its current or expected investment portfolio performance and operations.

Specifically, in the case of “adjusted net interest and dollar roll income,” the Company believes the inclusion of TBA dollar roll income is meaningful as TBAs, which are accounted for under GAAP as derivative instruments with gains and losses recognized in other gain (loss) in the Company’s statement of operations, are economically equivalent to holding and financing generic agency MBS using short-term repurchase agreements. Similarly, the Company believes that the inclusion of periodic interest rate swap settlements, which are recognized under GAAP in other gain (loss), is meaningful as interest rate swaps are the primary instrument used to economically hedge against fluctuations in the Company’s borrowing costs and the inclusion of all periodic interest rate swap settlement costs is more indicative of the Company’s total cost of funds than interest expense alone. In the case of “net spread and dollar roll income, excluding ‘catch-up’ premium amortization,” the Company believes the exclusion of “catch-up” adjustments to premium amortization cost or benefit is meaningful as it excludes the cumulative effect from prior reporting periods due to current changes in future prepayment expectations and, therefore, exclusion of such cost or benefit is more indicative of the current and expected earnings potential of the Company’s investment portfolio. The Company also believes the exclusion of non-recurring costs associated with the American Capital, Ltd. strategic review process and subsequent acquisition of the Company’s external manager by AGNC Investment Corp. reported in general and administrative expense under GAAP is meaningful as they are not representative of ongoing operating costs. In the case of estimated taxable income, the Company believes it is meaningful information as it is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT qualification status.

However, because such measures are incomplete measures of the Company's financial performance and involve differences from results computed in accordance with GAAP, they should be considered as supplementary to, and not as a substitute for, results computed in accordance with GAAP. In addition, because not all companies use identical calculations, the Company's presentation of such non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing the Company's income tax returns, which occurs after the end of its fiscal year.

A reconciliation of GAAP net interest income to non-GAAP net spread and dollar roll income, excluding “catch-up” premium amortization and a reconciliation of GAAP net income to non-GAAP estimated taxable income is included in this release.